                                                                     EXHIBIT 5.1

                       Plan of Reorganization and Merger
                                   BY WHICH

                              PCsupport.com, Inc.
                            (A NEVADA CORPORATION)
                               SHALL MERGE WITH

                      Reconnaissance Technologies Inc.
                            (A WYOMING CORPORATION)


     This Plan of Reorganization and Merger is made and dated this day of May 5, 1999 by and between the above referenced corporations, and shall become effective on "the Effective Date" as defined herein.


                                 I.  Recitals

     A.   The Parties to this Plan

     1. PCsupport.com, Inc. ("PCS"), the Public Nevada Company, is the successor to Mex Trans Seafood Consulting, Inc. ("MXT"), a former Texas Corporation. MXT duly merged with and into PCS, without change of equity or management, changing only its name and place of incorporation from Texas to Nevada.

     2. Reconnaissance Technologies, Inc. ("RTI"), the Private Company, is a British Columbia Corporation, which will continue its corporate existence, become and be a Wyoming Corporation before and at the time of merger

     B.   The Capital of the Parties:

     1. The Capital of PCS consists of 100,000,000 shares of common voting stock of $.0001 par value authorized, of which 19,594,100 (pre-split) and 1,310,758 shares (post-reverse split) are issued and outstanding. The effectuation of the 15 to 1 Reverse Split is a condition precedent to the Merger.

     2. The Capital of RTI consists of 100,000,000 shares of common voting stock of no par value authorized, of which 7,340,773 shares are issued and outstanding. There are also 1,589,189 warrants issued to acquire additional shares of common stock. The relative numbers of shares and warrants may be adjusted before Closing, to reflect exercise of warrants, if any.

     3. Each Corporation hereby represents and warrants that the Recitals of this Section B of Part I, are true, correct and accurate.

     C. The Background for the Acquisition: PCS desires to acquire RTI and the shareholders of RTI wishes to be merged into a public company. The parties desire that the transaction be accomplished by the merger of RTI with and into PCS.
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 2


                  II.  Conditions Precedent to Reorganization

     A. The Boards of Directors of both Corporations respectively shall have determined that it is advisable and in the best interests of each of them and both of them to proceed with the acquisition by the Public Corporation, in accordance with IRS (S)(S) 361(a) and 368(a). These U.S. tax provisions provide that no gain or loss be recognized from a statutory merger of two corporations.

     B. The Shareholders of PCS, shall have approved the acquisition and this agreement and each shall have been approved and adopted by the Board of Directors of PCS in a manner consistent with the laws of its Jurisdiction and its constituent documents.

     C. The Shareholders of RTI, shall have approved the acquisition and this agreement, and each shall have been approved and adopted by the Board of Directors of RTI in a manner consistent with the laws of its Jurisdiction and its constituent documents.

     D. Effective Date: This Plan of Reorganization shall become effective on a date designated hereinafter as "the Closing Date"; provided that the following conditions precedent shall have been met, or waived in writing by the parties:

     1. PCS shall have cash on hand, as of Closing, of United States $960,000.00, less offering expenses of approximately $18,000.00, pursuant to completed offerings of common stock of PCS, in three stages: (i) 2,093,000 shares at $0.01; (ii) 399,000 shares at $0.50; and (iii) 746,455 shares at $1.00; all amounts in United States Dollars.

     2. RTI shall have moved its place of incorporation, and continued its corporate existence to the State of Wyoming and become a Wyoming corporation;

     3. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete this Plan of Reorganization as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The Due Diligence period, for purposes of this paragraph, shall expire on a date determined by the parties in writing, but shall be no later than the Closing Date;

     4.  On or prior to the Closing, PCS shall have completed the 15 to 1 reverse split of its common stock, such that PCS shall have no more than 4,576,258 (post-reverse) shares of common stock issued and outstanding at Closing; provided that this figure be subject to upward adjustment for the provision that no shareholder having less than 100 shares, if
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 3

     any, shall not be reduced further, and no shareholder having 100 shares or more shall be reduced below 100 shares.

     5. This Plan of Reorganization and Merger shall have been approved by the holders of more than three-quarters of the common shares of RTI;

     6. The rights of all dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with this Plan of Reorganization and Merger;.

     7. All of the terms, covenants and conditions of this Plan of Reorganization and Merger to be complied with or performed by each party for Closing shall have been complied with, performed or waived in writing; and

     8. The representations and warranties of the parties, contained in this Plan of Reorganization and Merger, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a corporate certificate, of a director of each party, dated the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

     E. Termination. This Plan of Reorganization and Merger may be terminated at any time prior to closing, whether before or after approval by the shareholders of RTI; (i) by mutual consent of PCS and RTI; or (ii) by either party if the other is unable to meet the specific conditions precedent applicable to its performance within a reasonable time; or (iii) by RTI if holders of a sufficient number of securities or RTI exercises their dissent rights such that to complete the transaction herein contemplated would create undue financial difficulty upon RTI. In the event that termination of this Plan of Reorganization and Merger by either PCS or RTI, as provided above, this Plan of Reorganization and Merger shall forthwith become void and there shall be no liability on the part of either MXT or RTI or their respective officers and directors.


                         III.  Plan of Reorganization

     A. Reorganization and Acquisition: Subject to the terms and conditions of this Plan of Reorganization and Merger, PCsupport.com, Inc. (Nevada) and Reconnaissance Technologies Inc. (Wyoming) shall be reorganized, such that PCS shall merge with Reconnaissance Technologies Inc., and Reconnaissance Technologies Inc. shall merge with and into PCsupport.com, Inc., and the separate existence of Reconnaissance Technologies Inc. shall cease, as follows.
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 4


     B. Conversion of Outstanding Stock: Forthwith upon the the Closing date hereof, each and every five shares of Reconnaissance Technologies, Inc. shall be converted into one share of PCsupport.com, Inc., and PCsupport.com, Inc. shall issue one new investment share (post-reverse) of its common stock to or for the shareholders of Reconnaissance Technologies, Inc., accordingly. Warrants to acquire additional shares of RTI shall be deemed warrants to acquire additional shares of the resulting reorganized public company, and each five RTI warrants shall be converted into one warrants/option to acquire an additional share of PCsupport.com, Inc. The list of warrant holders and the number of warrants held be each warrant holder, and the exercise price of the warrants, are provided and attached as Exhibit A, hereto and incorporated herein by this reference.

     1. Common Stock to be issued for reorganization and acquisition, and common stock which underlies the warrants, means new investment shares of the Public Company's Class A Common Equity Voting shares; new investment means that such shares shall be "Restricted Securities" as defined in Rule 144(a), as promulgated by the Securities and Exchange Commission, of the United States, pursuant to (S)3(b) of the Securities Act of 1933.

     2. Registration Rights there are no existing rights of any existing or prospective shareholders for Registration of any securities of PCS for resale or as a class for trading. There are no contractual or other restrictions upon the rights of the issuer or any person to seek to register securities for sale, resale or as a class of securities for trading on NASDAQ or a recognized stock exchange.

     C. Surviving Corporation: PCsupport.com, Inc. shall survive the Reorganization herein contemplated and shall continue to be governed by the laws of its State of Nevada. The separate existence of Reconnaissance Technologies Inc. (Wyoming) shall cease, and corporate history and personality of Reconnaissance Technologies Inc. shall continue through and only through the corporate existence of PCsupport.com, Inc. (Nevada), the resulting public corporation.

     1. Surviving Articles of Incorporation: the Articles of Incorporation of PCsupport.com, Inc. shall remain in full force and effect, unchanged.

     2. Surviving By-Laws: the By-Laws of PCsupport.com, Inc. shall have been adopted in form approved by Reconnaissance Technologies Inc., before Closing, and such By-Laws, as so adopted, shall remain in full force and effect, unchanged, by this merger.

     3.  Rights of Dissenting Shareholders: Before Closing, as hereafter defined, each of the corporations shall be responsible for the rights of its own dissenting shareholders. RTI shall have the right to terminate this Plan of Reorganization and Merger if holders of a sufficient number of securities of RTI exercise their dissent rights such that
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 5


     to complete the transactions herein contemplated would create undue financial difficulty upon RTI. Such determination shall be made by the Board of Directors of RTI, in their sole discretion, acting reasonably. After Closing, PCsupport.com, Inc. shall be the entity responsible for the rights of dissenting shareholders, after Closing. Upon merger of the Wyoming Corporation with the Nevada corporation, the Nevada corporation shall assume responsibility for the Wyoming Corporation and the Secretary of State of Nevada shall be appointed as agent for service of process for the Wyoming Corporation. To whatever extent may be required by the laws of Wyoming, the Secretary of State of Wyoming shall be appointed as an alternative or additional agent for service of process with respect to the Wyoming corporation. The Agent for Mailing Process, if required, following the merger shall be William Stocker, Special Counsel, 34700 Pacific Coast Highway, Suite 303, Capistrano Beach CA 92624, until or unless a substitute agent be duly appointed in his stead.


     D. Closing: Subject to the terms and conditions of this Plan of Reorganization and Merger, on the Closing Date the following events and transactions ("the Closing") will occur. Such events and transactions will be deemed to occur in the following order, without any further act or formality on the part of any the parties hereto and notwithstanding any provisions contained in or attached to the constituent documents or any outstanding securities of the parties, but in an orderly and lawful manner and effect:

     1. Before Closing: RTI shall merge with and into PCS pursuant to the Nevada Revised Statutes (the "Nevada Act") and continue as one entity under the Nevada Act, such that PCS shall be seized of and hold and possess all of the property, right and interest of RTI and be subject to all the debts, liabilities and obligations of RTI, and PCS shall continue as the surviving corporation (for the remainder of this section, referred to as the "Surviving Corporation"), subject to the following provisions:

          (a) The name of the Surviving Corporation shall be "PCsupport.com, Inc.;

          (b) Until changed pursuant to the Nevada Act, the registered agent and registered office of the Surviving Corporation shall be as stated in the Articles of Incorporation, and the principal office shall be the address of the Incorporator as stated therein. The Surviving Corporation may change its registered agent, office and its principal executive offices at any time after Closing, in the manner provided in or consistent with the Nevada Act, and its constituent documents as then in force.

          (c) The Initial Board of Directors of the Surviving Corporation, after Closing, in contrast to the existing Director or Directors of PCsupport.com, Inc. before Closing, shall be nominated by RTI and appointed forthwith upon Closing, by such existing Director or Directors of PCsupport.com, Inc., to hold office until the first annual meeting of the shareholders of the Surviving Corporation, or until their successors are appointed pursuant to the Nevada Act.
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 6


          (d) Unless the following nominations are changed by RTI in writing, before Closing, RTI nominates, and the existing Director or Directors of PCsupport.com, Inc. shall appoint the Initial Directors of the Surviving Corporation, who will hold office until the first annual meeting of the shareholders of the Surviving Corporation, or until their successors are appointed pursuant to the Nevada Act, who shall be: Mike McLean (Director/President Designate); Steve Macbeth (Director/Secretary-Treasurer Designate); and Ben Catalano (Director).


     2. After Closing: The following events and transactions will occur immediately or shortly after Closing, and are deemed by the parties to be an integral part of the Closing process, and material to this agreement:

          (a) Subject to the uniform, customary principles, endorsed in the Nevada Act, to the effect that the governance of the corporation be vested in the Board of Directors, and the right and duty of the Surviving Corporation's duly appointed Initial Board of Directors to make independent judgement as to all matters of corporate governance; the parties intend that the existing Director or Directors of PCsupport.com, Inc. shall, forthwith upon Closing prepare such transitional corporate minutes and documents as are necessary and reasonably required to complete and effectuate the transition in a proper and business-like manner; and, unless instructed otherwise in writing before Closing, or immediately following Closing, by RTI, such transitional minutes and documents shall be prepared for signature of the appropriate parties in accordance with the following instructions of RTI.

          (b) The existing Director or Directors of PCsupport.com, Inc. shall, forthwith upon Closing prepare and provide minutes of the board of directors following merger which shall provide:

                  First, for the nomination of RTI directors, the retirement and resignation of the existing Director or Directors of PCsupport.com, Inc., and the recital and signature of the duly appointed directors, to the effect that they shall have accepted their appointment and taken office immediately;

                  Second, for the election of new Officers of the Surviving
               Corporation, by the newly appointed Directors, as they shall deem appropriate; unless otherwise instructed by RTI before or immediately following Closing, the minutes shall provide for the following officers and offices, such officers of the Surviving Corporation to hold office until their successors are appointed pursuant to the Nevada Act: Mike McLean (Director/President Designate); Steve Macbeth (Director/Secretary-Treasurer Designate); and Ben Catalano (Director);
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 7


                  Third, for the designation of KPMG as auditors of the
               Surviving Corporation (unless otherwise determined by the Board of Directors of the Surviving Corporation) such appointment to continue until such time as their successor may be appointed pursuant to applicable laws; and that the Board of Directors of the Surviving Corporation may, from time to time, fix the remuneration of the auditors;

                  Fourth, for the designation of Madison Stock Transfer Inc., unless otherwise determined by the Board of Directors of the Surviving Corporation, as the Certificate and Transfer Agency of the Surviving Corporation;

                  Fifth, that fiscal year-end of the Surviving Corporation shall be and remain December 31, unless otherwise determined by the Board of Directors of the Surviving Corporation;

                  Sixth, that the Officers be empowered and directed to issue to each holder of record of common shares of RTI will receive one common share of the Surviving Corporation for each five common shares of RTI; that holders of warrants or options to acquire securities of RTI shall receive one PCS warrant for every five existing RTI warrants, to acquire securities of the Surviving Corporation as set out on Exhibit A hereto; and that each holder of record of common shares of PCS (before Closing) will receive or continue to own one common share of the Surviving Corporation for each common share of PCS equal to one post-reverse share of the former Mex Trans Seafood Consulting, Inc.; and further, that fractional shares will not be issued by the Surviving Corporation, and any such fractional interest shall not entitle the owner thereof to vote or to otherwise exercise any rights as a security holder of the Surviving Corporation.


          (c) The existing Director or Directors of PCsupport.com, Inc. shall, forthwith upon Closing prepare and provide the newly elected officers with Articles of merger with this plan of reorganization and merger attached, for execution and notarization by the new President and Secretary, and will cause the proper filing of such Articles with the Secretary of State of Nevada. The parties hope that document will be suitable for filing in Wyoming without change, but should Wyoming require any different filing or filings, the parties will cooperate in preparing and filing whatever shall be required to terminate the separate existence of the RTI in Wyoming.


     3. Closing Date: The Reorganization and Merger contemplated by this Agreement shall close and become effective on a date (the "Closing Date"), to be determined by the
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 8


     Boards of Directors of PCS and RTI, in the manner provided by the laws of places of incorporation and consistent with the constituent corporate documents of each party, upon the satisfaction or waiver of all of the conditions precedent hereinbefore or hereinafter after set forth.

     E.   Mutual Express Covenants:

     1. Further Assurances: The Directors of each Corporation shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein. Specifically, and without limitation: each party covenants to use all reasonable efforts to obtain all consents, approvals and waivers, including the approval of its directors and security holders, that may be necessary or desirable in order to complete the transactions contemplated herein; take such other measures as may be appropriate to fulfil its obligations hereunder and to carry out the transactions contemplated herein; afford to the other parties hereto, and their financial and legal advisors, reasonable access during normal business hours, to the management, properties, books, contracts, commitments and records of such party and to allow the other party hereto and their advisors to perform an examination of the financial condition, business, affairs, property and assets of the party and during such period, shall promptly furnish to the other party hereto, a copy of all information concerning its business, properties and personnel as the other party hereto may reasonably request; and use all reasonable efforts to cause each of the conditions precedent set forth in this Plan of Reorganization and Acquisition to be completed or complied with on or before Closing, and to complete the actions following Closing necessary to make the Closing effective.

     2. Good Faith and Fair Dealing: Each Corporation covenants hereby to deal with each other and each others shareholders fairly and in good faith, in all matters related to this Agreement and the events and transactions contemplated by it.

     3. Executory Period before Closing: Each Corporation agrees with the other that it will not, during the "executory period" after the making of this Agreement and until Closing: allot or issue any shares of its capital or enter into any agreement granting the right, by conversion, exchange or otherwise, to acquire any of its unissued capital, except as contemplated herein; declare any dividends; sell all or any part of its assets, or otherwise enter into any transactions or negotiations which could reasonably be expected to interfere with or be inconsistent with the consummation of this Plan of Reorganization and Merger; amend or alter its constituent documents except as contemplated herein; or engage in any business, enterprise or activity materially different from that carried on by it at the date of this Plan of Reorganization and Merger or enter into any transaction or incur any obligation, expenditure or liability other than in the ordinary course of business, as presently conducted.
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                              May 5, 1999 Page 9


     F. General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is or shall be accurate, true and correct. Each Corporation acknowledges and confirms that it is relying on such representations and warranties in connection with this plan of reorganization and merger:

     1. Organization and Qualification. Each Corporation warrants and represents that it is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

     2. Corporate Authority. Each Corporation warrants and represents that it has Corporate Authority, under the laws of its jurisdiction and its constituent documents, to enter into this Agreement and to complete the transactions contemplated hereby.

     3. Ownership of Assets and Property. Each Corporation warrants and represents that it is duly incorporated and organized and validly subsisting and in good standing under the laws of its respective jurisdiction and has the corporate power and authority to own or lease its assets as now owned or leased and to carry on its business as now carried on and holds all necessary federal, state and municipal governmental licenses, permits and authorizations in connection therewith, except for those where the failure to hold such licenses, permits and authorizations would not have a material adverse effect on the business, prospects, property, financial condition or results of its operations. Each Corporation has lawful title and ownership of its property as reported to the other, and as disclosed in its financial statements.

     4. Current Compliance. To the best of each Corporation's knowledge, it is in compliance with all applicable governmental laws, by-laws, regulations and orders material to its corporate existence, operations and properties.

     5. Absence of Certain Changes or Events. Each Corporation warrants and represents that there are and shall be at Closing no material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing shall have been disclosed in writing as current as is reasonably practicable. Certain financial statements, have been exchanged between the parties, and others shall have been exchanged before Closing. All such financial statements (including the audited financial statements of MXT for the twelve months ended December 31, 1998) together with the notes thereto present, and shall present fairly, the financial position of its subject Corporation as of its respective date, and have been, or shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that the unaudited financial statements do not contain notes and are subject to year-end adjustments).
     To the best of PCS/MXT's knowledge, there have been no changes since December 31, 1998 in the condition,
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                             May 5, 1999 Page 10


     financial or otherwise, or in the results of operations of MXT which have had or may reasonably be expected to have a material adverse effect on the business, prospects, property, financial condition or results of operations of MXT. Neither Corporation declared or paid any dividends or otherwise made any distribution of any kind or nature to any of its shareholders or has any material liabilities, debts or obligations, whether accrued, absolute or contingent, which have not been otherwise disclosed, or which shall not have been disclosed to the other.

     6. Litigation and Enforcements. There are no legal, arbitrable, governmental or other actions, proceedings or investigations pending or threatened against or otherwise affecting either Corporation or any of its assets, and to the best of each corporation's knowledge there has been no event or events which have occurred that could give rise to any such material action, proceeding or investigation;

     7. Absence of Undisclosed Liabilities. Each Corporation warrants and represents specifically that it has and shall have no material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing, before the merger. "Undisclosed Liabilities", as used herein, includes without limitation, contingent liabilities of any kind or sort, including without limitation, employment contracts, and corporate guaranties;

     8. Legal Proceedings. Each Corporation warrants and represents that there are no legal proceedings, administrative or regulatory proceedings, pending or suspected, which have not been fully disclosed in writing to the other.

     9. No Breach of Other Agreements. Each Corporation warrants and represents that this Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other. Neither the execution and delivery of this Plan of Reorganization and Acquisition, the consummation of the transactions herein contemplated nor the fulfillment of or compliance with the terms and provisions hereof or thereof will (i) result in or constitute a material default under, its articles or by-laws or any material agreement to which its is a party, (ii) constitute an event which would permit any party to any material agreement with it, to terminate such agreement or to accelerate the maturity of any indebtedness of it or other obligation of it, or (iii) result in the creation or imposition of any encumbrance upon its Shares or any of its assets.

     10. Capital Stock. Each Company warrants and represents that the issued and outstanding shares and all shares of capital stock of such corporation, is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such Corporation, except as mutually disclosed.

                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                             May 5, 1999 Page 11


     (a) The authorized capital of PCS consists of 100,000,000 shares of common voting stock of $.0001 par value authorized, of which 19,594,100 (pre-split) and 1,310,758 shares (post-reverse split), subject to the adjustment first mentioned for smaller shareholders, are issued and outstanding. The effectuation of the 15 to 1 Reverse Split is a condition precedent to the Merger. PCS shares are validly issued and outstanding as of all times material hereto as fully paid and non-assessable shares, and there are no other securities, options, warrants or rights outstanding to acquire further shares of PCS or of its predecessor MXT.

     (b) The Capital of RTI consists of 100,000,000 shares of common voting stock of no par value authorized, of which 7,340,773 shares are issued and outstanding. There are also 1,589,189 warrants issued to acquire additional shares of common stock. The relative numbers of shares and warrants may be adjusted before Closing, to reflect exercise of warrants, if any. RTI shares are validly issued and outstanding as of all times material hereto as fully paid and non-assessable shares, and there are no other securities, options, warrants or rights outstanding to acquire further shares of RTI or of its British Columbia predecessor, other than as disclosed herein.

     11. Brokers' or Finder's Fees. Each Corporation warrants and represents that is aware of no claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

     12. Tax Returns. PCS warrants and represents that the tax returns of its predecessor MXT shall be true, accurate and correct.

     G.  Miscellaneous Provisions

1. At the Closing Date, their shall be no undisclosed changes from that reflected in the financial and other statements exchanged by the parties.

2. Except as required by law, no party shall provide any information concerning the Merger or any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other.

3. This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement,
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                                               Plan of Reorganization and Merger
                                                                         PCS/RTI
                                                             May 5, 1999 Page 12


however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

4. The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association, as a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

5. If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

6. No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

7. The parties acknowledge that both they and their counsel have reviewed and revised this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.



     This Plan of Reorganization and Merger is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

PCsupport.com, Inc.                  Reconnaissance Technologies Inc.
(A NEVADA CORPORATION)               (A BRITISH COLUMBIA CORPORATION)

formerly                                           which shall become
Mex Trans Seafood Consulting, Inc.                  and be at Closing
A TEXAS CORPORATION                             A WYOMING CORPORATION

by                                                                 by